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                                                                    EXHIBIT 99.1

                 PLUMAS BANCORP SECOND QUARTER EARNINGS UP 16.9%

QUINCY, California, July 17, 2002 - Plumas Bancorp (OTC Bulletin Board: PLBC), a bank holding company and parent company of Plumas Bank, today announced that its quarterly earnings were $720,000 for the second quarter of 2002, an increase of 16.9% over the same period in 2001. Assets as of June 30, 2002 topped $286 million, up 10.9% from the $258 million at the end of June, 2001.
      Year-to-date net income stood at $1,419,000, an increase of 17.7% over the $1,206,000 figure for the first six months of 2001. Basic earnings per share for the second quarter 2002 was $.34 as compared to $.29 for the same quarter of 2001, an increase of 17.2% while diluted earnings per share for the same period was $.33 as compared to $.28 for the same quarter of 2001. Earnings per share for the first six months of the year were $.67 (basic) and $.65 (diluted) up 15.5% and 16.1% respectively, from the same period in 2001.
      "Strong loan demand as well our ability to maintain our net interest margin were the most significant contributors to our profitability this quarter," said William E. Elliott, president and chief executive officer of both Plumas Bancorp and Plumas Bank. "Non-interest income also increased significantly due to the growth of our deposit accounts, growth in alternative investment income, and the restructuring of some of our fee schedules. The results of the first half of the year have been exceptionally good," he continued, "and we expect this trend to continue throughout the remainder of 2002." Historically, the bank's financial performance has been stronger in the second half of the year.
      Total gross loans over the past year grew a significant $23,883,000, or 13.4%, from $177,767,000 at the end of the second quarter of 2001 to $201,650,000 currently.
      Total deposits at the end of June, 2002, were $262,772,000, an increase of 10.9% over the $237,008,000 at the end of the second quarter of 2001.
      Shareholders' equity as of June 30, 2002 was $21,481,000, up $2,544,000, or 13.4%, from $18,937,000 at the end of the second quarter of 2001.
      During the second quarter of 2002, Plumas Bank became a wholly owned subsidiary of the newly formed Plumas Bancorp. As part of the reorganization, outstanding shares of Plumas Bank common stock were converted into an identical number of shares of common stock of Plumas Bancorp.
      Headquartered in Quincy, California, Plumas Bank maintains nine full-service community banking offices serving the financial needs of local families and businesses in Plumas, Lassen, Modoc, Shasta, Nevada, and Sierra Counties since 1980. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers between Lake Tahoe and the Oregon border. Plumas Bank also specializes in providing banking services to the local agribusiness community as well as certain stock brokerage and insurance services.
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      This news release includes forward-looking statements about Plumas
Bancorp's financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp, could cause actual results to differ materially from those in the forward-looking statements.

SOURCE:  Plumas Bank
CONTACT:  Peter R. Walker, Marketing Vice President, Plumas Bank, (530) 283-7320